Exhibit 10(c)
FIRST AMENDMENT TO THE
FIRST FRANKLIN CORPORATION
2002 STOCK OPTION AND INCENTIVE PLAN
     WHEREAS, First Franklin Corporation, a Delaware corporation (“Company”) previously adopted the First Franklin Corporation 2002 Stock Option and Incentive Plan (“Plan”); and
     WHEREAS, Section 409A (“Section 409A”) was added to the Internal Revenue Code of 1986 effective as of January 1, 2005; and
     WHEREAS, Section 409A applies to grants of certain stock rights, which may include Nonqualified Stock Options (as defined in the Plan) granted pursuant to the Plan; and
     WHEREAS, plans subject to Section 409A must be amended to comply with its requirements no later than December 31, 2008; and
     WHEREAS, subject to certain limitations, Section 11 authorizes the Board (as defined in the Plan) to amend the Plan without the approval of stockholders as it may deem advisable; and
     WHEREAS, the Board has determined that it would be advisable to amend the Plan to comply with the requirements of Section 409A;
     NOW, THEREFORE, effective as of December 22, 2008, the Plan is hereby amended as follows:
1.	Section 2(i)(iii) of the Plan is hereby deleted in its entirety and replaced with the following:
If the Common Shares are not traded on a national securities exchange or quoted on The Nasdaq Stock Market, the Fair Market Value of any Common Share underlying an Incentive Stock Option shall be as determined by the Committee in good faith and the Fair Market Value of any Common Share underlying any Nonqualified Stock Option shall be as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, that satisfies the requirements of Section 409A of the Code.
2.	The references to “an Incentive Stock Option” and “such Incentive Stock Option” in the first sentence of Section 7(a) of the Plan are hereby replaced with references to “a Stock Option” and “such Stock Option”, respectively.
3.	Section 10(b) of the Plan is hereby amended by adding the following sentence to the end thereof:
Notwithstanding the foregoing, any adjustment pursuant to this Section 10(b) shall be made in compliance with the requirements of Section 409A of the Code, to the extent applicable.

4.	Section 12 of the Plan is hereby amended by adding the following sentence to the end thereof:
Notwithstanding the foregoing, any modification pursuant to this Section 12 shall be made in compliance with the requirements of Section 409A of the Code, to the extent applicable.
5.	Section 13(e) of the Plan is hereby amended by adding the following sentence to the end thereof:
Notwithstanding the foregoing, to the extent any Common Shares cannot be delivered pursuant to this Plan due to the application this provision, such Common Shares will be issued on the earliest date at which the Company reasonably anticipates that their issuance will be in compliance with applicable federal and state securities laws.
6.	New Section 14 is hereby added to the Plan as follows:
This Plan is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and, to the maximum extent permitted by law, shall be interpreted, administered and operated in accordance with this intent. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.
          IN WITNESS WHEREOF, the Company hereby adopts this First Amendment to the Plan effective as of the date first set forth above.

FIRST FRANKLIN CORPORATION
By:	/s/ Thomas H. Siemers
Printed Name: Thomas H. Siemers Its: President